Exhibit 99.1
Customer Acquisition Network Holdings, Inc. Reports
Increase in Fourth Quarter Revenue to a Record $5.48 Million

- Company Posts 57% Sequential Quarterly Revenue Growth -

NEW YORK--(March 31, 2008)--Customer Acquisition Network Holdings, Inc. (the Company) (OTCBB: CACN), a fast growing Internet multi-channel network, announced today record fourth quarter and year-end results for the period ended December 31, 2007. Results include the acquisition of interCLICK on August 31, 2007. Pro forma results, provided for comparative purposes, include the operating results of interCLICK for periods prior to the acquisition on August 31, 2007.

In the fourth quarter ended December 31, 2007, the Company posted record revenue of $5,484,777. Quarterly revenues grew 57% on a sequential basis when compared to pro forma third quarter 2007 revenue of $3.5 million.

Gross margins for the fourth quarter ended December 31, 2007 improved significantly compared to pro forma third quarter gross margins for the period ended September 30, 2007. Gross margins increased to 23% from 17%, primarily as a result of expanding interCLICK’s agency sales force during the fourth quarter, resulting in the addition of several Fortune 500 advertisers. As a result, during the fourth quarter, the majority of revenues were derived from cost-per-thousand (CPM) advertisers. Previously, a majority of revenues had been generated from direct response advertisers on a cost-per-action (CPA) basis.

The Company recorded a 2007 fourth quarter operating loss of $2,289,876, including $911,258 in non-cash stock-based compensation expense. The Company’s 2007 fourth quarter net loss was $2,295,180, or $0.07 per share.

For the six and one-half month period since the Company’s inception on June 14, 2007 through December 31, 2007, the Company recorded revenue of $6,654,768. During that period, the Company had a loss from operations of $3,531,677, which includes non-cash expenses of $954,167 related to stock-based compensation and $349,782 for depreciation and amortization of intangible assets. The Company made significant investments in sales and marketing to expand its geographic reach as well as technology support and development. The Company had a net loss of $3,232,967, or $0.12 per share from June 14, 2007 through December 31, 2007. Comparisons to the previous year were unavailable as 2007 represents the Company’s first year of operations.

“In the short time since the Company has become publicly traded, we have built a robust display advertising network, as a result of our unique ability to deliver transparency and site-by-site results to our advertisers,” said Michael Mathews, CEO. “The recent acquisition of Options Media Group (an industry leading email service provider) represents an important incremental component in creating the first fully-integrated, internet multi-channel network.”

Company highlights include:

•
In August, 2007 the Company acquired interCLICK, one of the nation’s leading display advertising networks. According to comScore, the leading Internet audience tracker, as of December 31, 2007 interCLICK was the eleventh largest Internet-based advertising network in the U.S. and served advertising to approximately 100 million unique U.S. visitors per month.

•
In January, 2008, the Company acquired Options Media Group (“OMG”), one of the leading Email Service Providers (ESPs) in the U.S. OMG designs custom e-mail delivery solutions for companies that own or license large customer lists and continually optimizes their system to maximize inbox deliverability. OMG currently has over 100 industry-leading e-mail marketing firms, corporate brand advertisers and agencies as clients under management, representing over 120 million unique e-mail addresses.

•
interCLICK was ranked the fastest growing ad network for calendar year 2007 according to comScore. interCLICK is the only ad network that provides full site-by-site transparency and results to advertisers and ad agencies.

About interCLICK

interCLICK, a wholly-owned subsidiary of Customer Acquisition Network Holdings, Inc., operates the interCLICK Network, a highly targeted contextual marketing network designed to balance the interests of publishers, advertisers and users. The interCLICK Network combines advanced contextual awareness technology with a large base of top tier publisher sites to create a highly effective advertising platform. interCLICK's unique model delivers dramatically higher response rates than traditional ad networks, helping advertisers increase brand awareness, catalyze customer action and improve ROI on their advertising spend. The objective is to assist advertisers so that the consumer appreciates the targeted content, the advertiser obtains a significantly improved return on investment, and the publisher shows higher quality and better paying ads. For more information about the interCLICK Network, visit http://www.interclick.com.

About Customer Acquisition Network Holdings, Inc.

Customer Acquisition Network Holdings, Inc. was established to build an integrated, multi-channel network that provides advertisers the ability to drive high-volume, high-quality customer leads and acquisitions, and refocus ad dollars quickly based upon ROI. For more information about Customer Acquisition Network, visit www.customeracquisitionnetwork.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company's control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and additional risks factors as discussed in the reports filed by the company with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov.

Contact:
Customer Acquisition Network Holdings, Inc.
Devon M. Cohen, 954-712-0000
Chief Operating Officer
or
Public Relations:
Trylon SMR
Tiffany Guarnaccia / Chris Spagnuolo
212-725-2295
or
Investor Relations:
CEOcast, Inc.
Daniel Schustack, 212-732-4300